Exhibit 99.1

Innovus Pharmaceuticals Well Capitalized with the Closing of $1.5M in
Financing from Institutional Investors

Money Raised to Fast Track the Move to Being Cash Flow Positive in 2016

SAN DIEGO, CA:  July 06, 2016 – Innovus Pharmaceuticals, Inc. (“Innovus Pharma” or the “Company) www.innovuspharma.com (OTCQB: INNV), a company focusing on the commercialization of over-the-counter (“OTC”) and consumer products for men’s and women’s health, vitality and respiratory diseases, announced today, the closing of $1.5 million convertible promissory note investment from institutional investors. The convertible promissory notes have a $0.25 fixed conversion price and bear an interest rate of 10% and mature in 13 months.

“Our ability to raise money in such a difficult market is a testimony to the strength of the Company and its pipeline. The new capital raised will increase the current growth we are experiencing in our sales, and will fast track our goal of being cash flow positive exiting 2016 and potentially profitable exiting 2017,” said Dr. Bassam Damaj, President & CEO of Innovus Pharma.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC and Garden State Securities, Inc. acted as placement agents for this offering.

For more information, investors are invited to read the 8K filed with the Securities and Exchange Commission (SEC) at www.sec.gov

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging leader in OTC and consumer products for men's and women's health and vitality. The Company generates revenues from its lead products Zestra® for female arousal and EjectDelay® for premature ejaculation and has a total of five marketed products in this space, including Sensum+® for the indication of reduced penile sensitivity, (for sales outside the U.S. only), Zestra Glide®, Vesele® for promoting sexual and cognitive health, Androferti® (in the US and Canada) to support overall male reproductive health and sperm quality and hopefully, eventually from FlutiCare™ OTC for Allergic Rhinitis for which an ANDA has been submitted to the U.S. Food and Drug Administration.

For more information, go to www.innovuspharma.com, www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.sensumplus.com; www.myandroferti.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com.

Innovus Pharma’s Forward-Looking Safe Harbor
Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, receiving approval or to be compliant with the requirements of any relevant regulatory authority, to successfully commercialize its products and to achieve its other development, commercialization, meeting its sales projections, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein.  Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC.  Copies of these reports are available from the SEC's website or without charge from the Company.

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Contact:
Kevin Holmes

Chesapeake Group

info@chesapeakegp.com

Tel;: 410-825-3930

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